Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS SECOND QUARTER 2012 RESULTS

—Reports Earnings of 68 Cents per Diluted Share —

SANTA ANA, Calif., July 26, 2012 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance and settlement services to the real estate and mortgage industries, today announced financial results for the second quarter ended June 30, 2012.

Current Quarter Highlights

•	Total revenues up 18 percent compared to last year

•	Title Insurance and Services segment pretax margin of 11.7 percent

- Highest pretax margin since 2005

•	Title open orders up 36 percent compared to last year

•	Commercial division revenues of $98.2 million, up 16 percent compared to last year

•	Cash flow from operations of $111.6 million

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended June 30
	2012	2011
Total revenues	$1,089.8	$927.3
Income before taxes	112.3	49.2
Net income	$73.0	$32.3
Net income per diluted share	0.68	0.30

Total revenues for the second quarter of 2012 were $1.1 billion, an increase of 18 percent relative to the second quarter of 2011. Net income in the current quarter was $73.0 million, or 68 cents per diluted share, compared with net income of $32.3 million, or 30 cents per diluted share, in the second quarter of 2011. The current quarter results include net realized investment gains of $5.7 million, or 3 cents per diluted share, compared with net realized investment losses of $2.9 million, or 2 cents per diluted share, in the second quarter of 2011.

“In the second quarter we achieved our best results since 2005, with a title margin of 11.7 percent,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “The cost-efficient and scalable operations we built over the last several years enabled us to demonstrate significant operating leverage in the quarter.

“Second-quarter open orders were up 36 percent year-over-year, primarily driven by strong refinance activity. We also saw an increase in resale and commercial transactions in the quarter. Given first-half results and a strong order pipeline, we are on track to deliver on our goal of an 8 to 10 percent title margin for the full year 2012.”

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First American Financial Reports Second Quarter 2012 Results

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended June 30
	2012	2011
Total revenues	$1,012.0	$857.8
Income before taxes*	$118.4	$60.8
Pretax margin	11.7%	7.1%
Direct open orders	411,200	302,400
Direct closed orders	289,300	215,600
Commercial**
Total revenues	$98.2	$84.5
Open orders	19,100	18,200
Closed orders Average revenue per order	$12,100 7,100	$9,500 7,400

*	See footnote (2) on page 7.
**	Includes commercial activity from the National Commercial Services division only.

Total revenues for the Title Insurance and Services segment were $1.0 billion, an 18 percent increase from the same quarter of 2011. Direct premiums and escrow fees were up 27 percent from the second quarter of 2011, driven by a 34 percent increase in the number of direct title orders closed in the quarter, partially offset by a 5 percent decline in the average revenue per direct title order to $1,466. Agent premiums were up 15 percent in the current quarter, which is consistent with the 16 percent increase in direct premiums experienced in the previous quarter, reflecting the normal reporting lag of approximately one quarter.

Information and other revenues were $167.4 million this quarter, up 6 percent as compared to the same quarter of last year, primarily attributable to higher demand for the company’s data and information products. Total investment income was up 10 percent, reflecting higher net realized investment gains in the current quarter that were partly offset by lower yield on the investment portfolio.

Personnel costs were $299.3 million in the second quarter, an increase of $29.6 million, or 11 percent, compared with the second quarter of 2011. This increase was primarily due to higher incentive-based compensation driven by improved revenues and profitability, partially offset by reduced severance expense related to the expense reduction program the company implemented last year.

Other operating expenses were $189.8 million in the second quarter, up $8.0 million, or 4 percent, compared with the second quarter of 2011. The increase in other operating expenses was primarily due to higher production-related expenses and temporary labor driven by the increase in order volumes in the current quarter, largely offset by a decline in legal expenses.

The provision for policy losses and other claims was $54.8 million in the second quarter, or 6.6 percent of title premiums and escrow fees, up $14.6 million compared with the same quarter of the prior year. The current quarter rate of 6.6 percent reflects an ultimate loss rate of 5.9 percent for the current policy year and a net increase in the loss reserve estimates for prior policy years.

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First American Financial Reports Second Quarter 2012 Results

Pretax income for the Title Insurance and Services segment was $118.4 million in the second quarter, compared with $60.8 million in the second quarter of 2011. Pretax margin was 11.7 percent in the current quarter, compared with 7.1 percent last year.

Specialty Insurance

($ in millions)

	For the Three Months Ended June 30
	2012	2011
Total revenues	$79.6	$71.6
Income before taxes*	$13.3	$10.4
Pretax margin	16.7%	14.5%

*	See footnote (2) on page 7.

Total revenues for the Specialty Insurance segment were $79.6 million in the second quarter of 2012, an increase of 11 percent compared with the second quarter of 2011. The increase in revenues was driven by higher premiums earned in both the home warranty and property and casualty business lines. The overall loss ratio in the Specialty Insurance segment was 55 percent in the current quarter, as compared with a 54 percent loss ratio in the prior year. Total investment income was $6.0 million in the current quarter, up $2.9 million from the prior year due to higher net realized investment gains. As a result of higher total investment income in the current quarter, pretax margin was 16.7 percent, up from 14.5 percent in the second quarter of 2011.

Teleconference/Webcast

First American’s second quarter 2012 results will be discussed in more detail on Thursday, July 26, 2012, at 11 a.m. ET, via teleconference. The toll-free dial-in number is (888) 989-5217. Callers from outside the United States may dial (773) 799-3263. The pass code for the event is “First American.”

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Aug. 3, 2012, by dialing (203) 369-1533. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance and settlement services to the real estate and mortgage industries, that traces its heritage back to 1889. First American and its affiliated companies also provide title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $3.8 billion in 2011, the company offers its products and services directly and through its agents and partners in all 50 states and abroad. More information about the company can be found at www.firstam.com.

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First American Financial Reports Second Quarter 2012 Results

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to future title margins, the liquidation of CoreLogic, Inc. shares, closed title order outlook, emphasis on growth in core businesses primarily through organic growth and select acquisitions, future title claims experience and corporate expense expectations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; product migration; changes resulting from increases in the size of the company’s customers; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory surpluses; losses in the company’s investment portfolio; expenses of and funding obligations to the pension plan; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; systems interruptions and intrusions, wire transfer errors or unauthorized data disclosures; inability to realize the benefits of the company’s offshore strategy; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2012, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including a personnel and other operating expense ratio. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Carrie Navarifar	Craig Barberio
Corporate Communications	Investor Relations
First American Financial Corporation	First American Financial Corporation
(714) 250-3298	(714) 250-5214

(Additional Financial Data Follows)

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First American Financial Reports Second Quarter 2012 Results

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Total revenues	$1,089,833	$927,343	$2,056,596	$1,859,043
Income before income taxes	$112,290	$49,215	$163,840	$25,766
Income tax expense	38,773	17,068	59,214	8,860

Net income	73,517	32,147	104,626	16,906
Less: Net income (loss) attributable to noncontrolling interests	516	(194)	332	(100)

Net income attributable to the Company	$73,001	$32,341	$104,294	$17,006

Net income per share attributable to stockholders:
Basic	$0.69	$0.31	$0.98	$0.16
Diluted	$0.68	$0.30	$0.97	$0.16
Cash dividends per share	$0.08	$0.06	$0.16	$0.12
Weighted average common shares outstanding:
Basic	106,230	105,222	105,926	104,953
Diluted	107,945	106,838	107,681	106,802
Selected Title Information
Title orders opened	411,200	302,400	788,400	589,500
Title orders closed	289,300	215,600	550,600	441,200
Paid title claims	$71,850	$80,257	$152,305	$161,614

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First American Financial Reports Second Quarter 2012 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	June 30, 2012	December 31, 2011
Cash and cash equivalents	$796,163	$418,299
Investment portfolio	2,660,058	2,642,917
Goodwill and other intangible assets	885,871	878,414
Total assets	5,790,943	5,370,337
Reserve for claim losses	974,026	1,014,676
Notes payable	273,630	299,975
Total stockholders’ equity	2,158,024	2,028,600

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First American Financial Reports Second Quarter 2012 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Three Months Ended	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
June 30, 2012
Revenues
Direct premiums and escrow fees	$497,288	$424,146	$73,142	$—
Agent premiums	400,361	400,361	—	—
Information and other	167,827	167,411	418	(2)
Investment income	18,696	18,190	2,231	(1,725)
Net realized investment gains(1)	5,661	1,864	3,797	—

	1,089,833	1,011,972	79,588	(1,727)

Expenses
Personnel costs	322,043	299,348	13,717	8,978
Premiums retained by agents	321,348	321,348	—	—
Other operating expenses	205,647	189,759	9,594	6,294
Provision for policy losses and other claims	95,389	54,820	40,569	—
Depreciation and amortization	18,456	16,669	1,116	671
Premium taxes	12,228	10,922	1,306	—
Interest	2,432	661	—	1,771

	977,543	893,527	66,302	17,714

Income (loss) before income taxes(2)	$112,290	$118,445	$13,286	$(19,441)

For the Three Months Ended	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
June 30, 2011
Revenues
Direct premiums and escrow fees	$401,978	$333,920	$68,058	$—
Agent premiums	348,441	348,441	—	—
Information and other	157,710	157,293	416	1
Investment income	22,094	20,026	2,567	(499)
Net realized investment (losses) gains(1)	(2,880)	(1,832)	605	(1,653)

	927,343	857,848	71,646	(2,151)

Expenses
Personnel costs	293,451	269,740	12,490	11,221
Premiums retained by agents	279,812	279,812	—	—
Other operating expenses	196,780	181,783	9,488	5,509
Provision for policy losses and other claims	77,237	40,267	36,970	—
Depreciation and amortization	18,867	16,955	1,077	835
Premium taxes	9,913	8,707	1,206	—
Interest	2,068	(167)	—	2,235

	878,128	797,097	61,231	19,800

Income (loss) before income taxes(2)	$49,215	$60,751	$10,415	$(21,951)

(1)	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.
(2)	Beginning with the first quarter of 2012, changes were made to the allocation of certain expenses between business segments and the corporate division, primarily related to benefit plans, shared services, and interest expense. Prior period financials were reclassified to conform to the current presentation as further disclosed in the company’s quarterly report on Form 10-Q.

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First American Financial Reports Second Quarter 2012 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Six Months Ended	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
June 30, 2012
Revenues
Direct premiums and escrow fees	$911,074	$767,785	$143,289	$—
Agent premiums	777,347	777,347	—	—
Information and other	323,587	322,700	893	(6)
Investment income	41,073	35,511	4,696	866
Net realized investment gains (losses)(1)	3,515	(150)	4,908	(1,243)

	2,056,596	1,903,193	153,786	(383)

Expenses
Personnel costs	627,322	576,925	27,380	23,017
Premiums retained by agents	623,512	623,512	—	—
Other operating expenses	394,797	361,510	20,637	12,650
Provision for policy losses and other claims	182,067	107,000	75,067	—
Depreciation and amortization	36,515	33,002	2,172	1,341
Premium taxes	23,076	20,655	2,421	—
Interest	5,467	1,322	—	4,145

	1,892,756	1,723,926	127,677	41,153

Income (loss) before income taxes(2)	$163,840	$179,267	$26,109	$(41,536)

For the Six Months Ended	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
June 30, 2011
Revenues
Direct premiums and escrow fees	$763,072	$629,351	$133,721	$—
Agent premiums	748,362	748,362	—	—
Information and other	308,468	307,720	745	3
Investment income	42,865	37,593	5,075	197
Net realized investment (losses) gains(1)	(3,724)	(3,255)	936	(1,405)

	1,859,043	1,719,771	140,477	(1,205)

Expenses
Personnel costs	576,753	528,807	24,141	23,805
Premiums retained by agents	599,799	599,799	—	—
Other operating expenses	387,170	357,295	19,098	10,777
Provision for policy losses and other claims	206,749	136,642	70,107	—
Depreciation and amortization	37,966	34,126	2,093	1,747
Premium taxes	18,956	16,747	2,209	—
Interest	5,884	1,300	—	4,584

	1,833,277	1,674,716	117,648	40,913

Income (loss) before income taxes(2)	$25,766	$45,055	$22,829	$(42,118)

(1)	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.
(2)	Beginning with the first quarter of 2012, changes were made to the allocation of certain expenses between business segments and the corporate division, primarily related to benefit plans, shared services, and interest expense. Prior period financials were reclassified to conform to the current presentation as further disclosed in the company’s quarterly report on Form 10-Q.

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First American Financial Reports Second Quarter 2012 Results

First American Financial Corporation

Expense Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2012	2011	2012	2011
Total revenues	$1,011,972	$857,848	$1,903,193	$1,719,771
-Net realized investment gains (losses)	1,864	(1,832)	(150)	(3,255)
-Investment income	18,190	20,026	35,511	37,593
-Premiums retained by agents	321,348	279,812	623,512	599,799

Net operating revenues	$670,570	$559,842	$1,244,320	$1,085,634

Personnel and other operating expenses	$489,107	$451,523	$938,435	$886,102
Ratio (% net operating revenues)	72.9%	80.7%	75.4%	81.6%
Ratio (% total revenues)	48.3%	52.6%	49.3%	51.5%

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